SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

THIS SOFTWARE LICENSE AND MAINTENANCE AGREEMENT (“Agreement”) is made and entered into as of this 27th day of April 2009 by and between SFG Financial Corp, a/k/a E-Path FX, a Delaware Corporation whose principal address is 575 Madison Avenue, 8th Floor, New York, NY 10022  (“Licensor”), and 551 FX IB Associates, LLC a Delaware Limited Liability Company, whose principal address is located at 575 Madison Avenue, 8th Floor, New York, NY 10022 (“Licensee”).

WHEREAS, Licensor is the owner of a certain proprietary trading software known as the “E-Path FX Trading Platform”, specifically, and variations thereof, along with documentation and related information, including the intellectual property rights pertaining thereto: and

WHEREAS, Licensor is the owner of the computer equipment (the “Hardware”) required for the operation of the Platform that is located at a single centralized location, specifically at Internap Inc,76 Ninth Avenue, New York, New York10011; and

WHEREAS, Licensee desires to obtain from licensor a Non Exclusive, Non Transferrable  license rights and licenses granted herein to the Platform, for purposes of implementing and marketing an over-the-counter, (“OTC”) Foreign Currency Exchange Service utilizing the Platform; and

WHEREAS, Licensor shall convey a Non Exclusive license to the Licensee solely for Licensee’s use in the field of foreign exchange transactions only; and

WHEREAS, Licensor is willing to grant such rights, licenses and options under the terms and conditions of this agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

For the purposes of this Agreement:

1.1
“AFFILIATE” means, in the case of any corporation, partnership, limited liability company or other business or investment entity, a different business entity or other individual that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the business entity.

1.2
“CONFIDENTIAL INFORMATION” shall mean, all existing and future information, including but not limited to Software documentation, Software training and instruction manuals, data, reports, programs, methods, tapes, recorded notes, computer-generated data, tests, studies and other written documents, computer programs, proprietary trade secrets and know-how, Software, Intellectual Property Rights and any and all other information embodied in a tangible form relating to and disclosed to the Licensee in connection with this Agreement, including but not limited to those related to the Licensed Technology. The foregoing items referenced in the preceding sentence shall be deemed to be “confidential” within the meaning hereof when, and so long as it is not in possession of the Licensee prior to the disclosure thereof (except in the event same wrongfully obtained by, or wrongly disclosed to the Licensee); or is not then and does not become part of the public knowledge and literature through the fault of the Licensee.

1.3
“DERIVATIVE WORK” means any additions, modifications, improvements or enhancements based upon or incorporating the Licensed Technology, such as modifications, enhancements or any other form in which the Licensed Software may be recast, transformed or adapted.

1.4	“DOCUMENTATION” means documentation developed by Licensor from time to time in printed or computer file format relating to the installation or use of the Licensed Software.

1.5
“FIELD OF USE” means, and is limited to, the utilization of the Licensed Technology by the Licensee for the exclusive purpose of fulfilling Spot FX transactions by transmitting market data and orders. The “Field of Use” shall not include any functions or applications not expressly described in the preceding sentence, but shall include functions or applications developed by Licensor to enhance the performance within the “Field of Use”.

1.6
  “INTELLECTUAL PROPERTY RIGHTS” means, collectively, all of the following intellectual and similar property rights of Licensor, whether or not filed, perfected, registered, issued or recorded and whether now or hereafter existing including, but not limited to, all: (i) patents, patent applications, and patent rights, including any and all continuations, divisions, reissues, reexaminations, or extensions thereof; (ii) rights associated with works of authorship, including but not limited to copyrights, copyright applications and copyright registrations. Moral Rights (as defined below) trademarks, trademark applications, service marks, trade dress and mask works; (iii) rights relating to the protection of trade secrets, know-how and other confidential information including, but not limited to, rights in industrial property and all associated information and confidential or proprietary information; (iv) industrial design rights; (v) utility models, inventions, and/or discoveries; (vi) know-how or other data or information, software, databases and all embodiments or fixations thereof; (vii) Licenses, documentations, registrations and franchises, and all additions, improvements and accessions to , and books and records describing or used in connection with, any of the items set forth in the preceding clause and (viii) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property.

1.7	“LICENSED KNOW-HOW” means the proprietary know-how and trade secrets related to the Licensed Software and all Intellectual Property Rights with respect to the Licensed Software.

1.8	“LICENSED SOFTWARE” means the Platform Software.

1.9	“LICENSED TECHNOLOGY” means the Licensed Know-How and the Licensed Software, collectively.

1.10
“MORAL RIGHTS” means and right of paternity or integrity, any right to claim authorship of, to object to or prevent and distortion, mutilation or modification of, or other derogatory action in relation to, the subject work, whether or not such would be prejudicial to the author’s honor or reputation, to withdraw from circulation or control the publication or distribution of the subject work, or similar right, existing under judicial or statutory law of any county in the world, or under and treaty, regardless of whether or not such right is denominated or generally referred to as a “moral” right.

1.11
“PLATFORM SOFTWARE” means all Software owned, licensed and/or controlled by Licensor necessary for the Licensee to operate “E-Path FX Trading Platform” (“Platform”), which provides real-time consolidation of multiple Electronic Communication Networks (“ECN”) markets, exchanges, and other pools of liquidity for Spot FX (collectively the “Pools of Liquidity”) via proprietary processes and front-end user interface for viewing market data and trading Spot FX.

1.12
“SOFTWARE” means computer programs and systems, whether embodied in software , firmware or otherwise, including, software compilations, software, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including any and all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in Source Code, Object Code, executable code or human readable form); (c) translation, ported versions and modifications or any of the foregoing. Source Code means fully documented human-readable source code form of the Software, including programmer’s notes and materials and documentation, sufficient to allow a reasonably skilled programmer to understand the design, logic, structure, functionality, operation and features and to use, operate, maintain, modify, support and diagnose errors. Object Code means Software in machine-readable form that is substantially or entirely in binary form or otherwise directly executable by a computer after processing or linking.

ARTICLE II
LICENSE GRANT AND RESTRICTIONS

I.           Licensee acknowledges and agrees that:

i.	The Licensed Technology is comprised of Licensor’s trade secrets and other proprietary, confidential information; and

ii.
Licensee will not sell, lease, lend, transfer, assign, hypothecate, or otherwise distribute the licensed programs to any third party for use in the field of foreign exchange transactions unless the Licensee receives specific approval of the Licensor.

iii.
Licensor hereby, subject to the terms and conditions of this Agreement  and provided that Licensee makes payments to Licensor as required under this Agreement,  grants to Licensee a non-exclusive license to utilize Licensed Technology solely in the Field of Use and subject to the additional restrictions set forth below and otherwise in this License Agreement.

iv.	It is hereby acknowledged by Licensor, that Licensee desires to make use of the Licensed Technology to access consolidated market data and to enter orders for trading Spot FX.

v.
The Licensee’s rights to access and use the Licensed Technology is limited to Licensor’s operating hours, on days that the foreign exchange markets are open for trading (“FX”) (“Market Day”).  At the end of the Licensor’s operating hours or each market day the system will automatically transmit cancellation messages for each open ticket that is processed on the system or on any of the Pools of Liquidity at that time.  There is no guarantee that these cancellations of the open tickets, nor that such tickets will not result in executions outside of the Licensor’s operating hours.  The Licensee will be responsible for immediately reporting to the Licensor any apparent failure of either transmissions or other system failure or delays.

vi.	The Licensee will use the Licensed Technology only for (i) receiving market data, and (ii) entering trading tickets in the ordinary course of the Licensee’s business activities.

The licensee will not use the Licensed Technology or permit the use of the Licensed Technology for any illegal purpose, and will use the Licensed Technology only in accordance with the terms of this License Agreement.

vii.
The Licensee acknowledges and understands neither, the Licensor, nor any of its respective affiliates, employees, officers or agents shall assume any responsibility or liability for the system’s operations, involving the operations of any equipment, (including but not limited to computer equipment or peripherals, server equipment, communication equipment and data lines, all such equipment, collectively referred to herein as the “Equipment”).

Licensor, specifically and without limiting any of the foregoing assumes neither, responsibility or liability for the availability, timeliness or accuracy of the system or any equipment, regardless of whether or not the equipment was recommended, selected, is contained for, or is located on the Licensor’s premises.

The Licensee has independently evaluated the system, and has concluded that use of the system confers a significant benefit to the Licensee.  Accordingly the Licensee hereby assumes all liabilities and risks associated with the use of the system and equipment, except for direct damages arising from gross negligence or willful misconduct of the Licensor.

viii.	The Licensee acknowledges and understands that accessing the Licensed Technology triggers and constitutes a renewed assumption of such liabilities and risk.

i.
The Licensee agrees that neither the Licensor, nor any of its respective affiliates, employees, officers, or agents, shall be liable for any loss, damage, cost or expense, (direct or indirect) except for direct damages arising from the gross negligence of willful misconduct of the Licensor.

ii.
Licensor shall assume no liability, both contingent and otherwise, which may arise out of or be in any way related to the following; (a) furnishing, performance, maintenance, use of, or inability to use all or any part of the system, (b) any fault in the delivery or operation of the system, (c) suspension or termination of the Licensee’s ability to use all or part of the system, or any inaccuracies or omissions in any information or documentation provided, (d) any failure or delay suffered or allegedly suffered by Licensee in initiating and terminating trades, (e) the termination of all or part of this Licensee Agreement by the Licensor, (f) the termination or modification of any and all parts of the License.

The foregoing shall apply regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise.

II.  Additional Restrictions. The Licensee expressly agrees and acknowledges that, notwithstanding anything herein to the contrary, Licensee is not licensed to, and Licensee expressly agrees that it shall not(and shall not permit any third party to);

(a)	use the Licensed Technology (all or any portion thereof) other than within the scope of the license granted by Licensor under this Agreement;

(b)	disclose any Licensed Technology to, or permit the use or access of any Licensed Technology by, any third party for any reason without the prior written consent of Licensor;

(c)
sublicense, assign, lease, transfer or distribute any Licensed Technology, or operate and Licensed Technology for timesharing, rental, outsourcing, or service bureau operations, or to train persons (other than employees of the Licensee on the use of any Licensed Technology solely in the Field of Use);

(d)	create or develop, and/or allow any third party to create or develop, any Derivative Work of any Licensed Technology;

(e)	disclose any Licensed Technology to, or permit the use or access of any Licensed Technology by any individuals other than the employees of the Licensee for use in the Field of Use.

(f)
directly or indirectly, reverse engineer, reverse assemble, disassemble or decompile all and/or  part of the Licensed Technology, or otherwise attempt to discover any source code, algorithms, trade secrets or other proprietary rights embedded in or relating to the Licensed Technology by any means whatsoever (except and solely to the extent that applicable law prohibits reverse engineering restrictions), nor shall it knowingly permit any other individual or corporation, association, partnership, limited liability Licensee, joint venture, joint stock or other Licensee, business trust, trust, organization, governmental authority or other entity of any kind to do so.

(g)	Modify, alter, improve and/or change in any manner all and/or any portion of the Licensed Technology in any manner without the prior written consent of Licensor.

In addition, Licensor acknowledges and agrees that, except to the extent necessary for Licensee to exercise its rights under the license granted in this Agreement, Licensee is not being granted, and will not hold, any other intellectual property rights of Licensor whatsoever. Licensee’s rights in the Licensed Technology are hereby limited to the license rights expressly granted to Licensee under this Agreement and all rights not expressly granted to Licensee herein are expressly reserved and retained by Licensor. Licensee acknowledges that the grant of the license set forth in this Section is a non-exclusive license and that the Licensor shall have the right to use and to license to other parties the Licensed Technology for any purpose and in any manner as Licensor may determine in its sole discretion.

Licensee acknowledges and agrees that the restrictions set forth in this Section, constitute a material inducement and consideration for Licensor’s willingness to grant the license set forth herein. Any failure of Licensee to adhere to these restrictions will constitute a material failure of consideration and material breach of this Agreement that will entitle Licensor to terminate this Agreement and all Licensee’s rights and licenses hereunder upon written notice to Licensee in accordance with the provisions of this Agreement.

ARTICLE III
OWNERSHIP

Licensee acknowledges that Licensor owns all right, title, and interest in and to the Licensed Technology and all Intellectual Property Rights therein. Licensee will not delete or in any manner alter the copyright, or other proprietary rights, notices of Licensor appearing on or in the Licensed Technology as delivered to Licensee. Licensee will not copy or reproduce the Licensed Technology (including Derivative Works of Licensed Technology), in whole or in part without the prior written consent of Licensor. To the extent Licensee is provided reproduction rights pursuant to such written consent, Licensee must reproduce on each copy of any Software related to the Licensed Technology, all copyrights, patent, or trademark notice, and any other proprietary legends that were provided in the originals. In addition, Licensee will use its reasonable efforts to protect Intellectual Property Rights in the Licensed Technology and will report promptly to Licensor any infringement of such rights of which the Licensee becomes aware. Licensor reserves the right at its discretion to assert claims against third parties for the infringement or misappropriation of Licensor’s Intellectual; Property Rights in the Licensed Technology and to retain all compensation, damages and other amount payable to Licensor with regard to such infringement or misappropriation therein.

ARTICLE IV
TERM

I           Subject to termination pursuant to this Agreement, the Non Exclusive license granted by Licensor to Licensee shall be for an initial period of 36 months, commencing from the acceptance date, (the “Initial Period”). The Agreement may be renewed for an additional period of seven (7) years at the option of the Licensor. Upon any breach by Licensee of any representation, warranty, covenant and/or obligation hereunder, the Licensor may immediately terminate this Agreement and prohibit the Licensee’s use of any and/or all of the Licensed Technology. In the event of such immediate termination Licensor shall retain all of it rights under this Agreement and applicable law including but not limited to the right to receive payments for all trades performed using the Licensed Technology.

II           The Initial Period shall be extended by mutual written of the parties within 45 days of the close of the Initial Period.

III          Any additional extension of this License Agreement will be by mutual agreement in writing.

ARTICLE V
LICENSEE FEE, TAXES, AND TERM

I            As consideration for the Licensee to use the licensed programs and software system as set forth in this agreement, Licensee shall pay to Licensor the Non Exclusive license fee as set forth below.

(a)           Form of Payment:

Licensee shall remit to Licensor, contemporaneous with the execution of this Agreement, an Initial Payment of $35,000.00 which has previously been advanced by Licensee to the Licensor.

All payments provided for in this Agreement are exclusive of, (and Licensee shall pay) all taxes, customs, duties, insurance, shipping, and other charges.  Payments made to Licensor shall be in United States Dollars.

(b)           Taxes:

All taxes in connection with this Agreement including foreign or domestic sales, use, personal property, excise, or other similar taxes, duties, and charges that may become due as a result of sales of the Platform, however, designated, which charges shall be paid directly by Licensee.

(c)	Option

The Licensor shall grant to the Licensee a six month option (the “Option”) to purchase up to 3,333,333 shares of its common stock. If the Option is exercised in part or in whole on or before June 30, 2009, the exercise price of the Option shall be $0.15. However, if the Option is exercised after July 1, 2009, the exercise price of the Option shall be $0.20. The Licensor acknowledges that to date the Licensee has advanced the aggregate sum of $63,309, of which $28,309 shall be applied against the partial exercise of the Option. Additional sums advanced to SFG, prior to the execution of this Agreement, and subsequent to the execution of this Agreement shall be detailed in Schedule “A” and annexed hereto and will be applied consistent with the terms of  the Option granted pursuant to this section.

USER FEES – Non-Exclusive User Fee and Pay Periods

II.	As compensation for the Licensee to use the Licensed Technology during the Initial Period, Licensee shall pay to Licensor, the following user fees:

Charges and Payment Terms

Monthly Notional Volume bands (US$bn) traded on Platform by Licensee	Payments to Licensor Fee rate per US$1million traded (for each one-way part of the trade)
0-10	US$7.50
10-20	US$7.00
20-30	US$6.00
30-50	US$5.50
50+	US$5.00

i.	For the purpose of this Agreement:

(i)
“Monthly Notional Volume” means the US$ (US Dollar) equivalent of the primary currency traded Client turnover, provided that US$ (US Dollar) conversion should be made based upon the monthly revaluation rate (last business day) and volume should be rounded to the nearest million; and

(ii)
For the avoidance of doubt, if any of the Monthly Notional Volume is reached in one relevant month, the fee rate per trade applicable to the highest Monthly Notional Volume band reached in that month shall apply to all trades (each way) in that month; not just to the trades within a particular band.  For example, if in any given month the Monthly Notional volume traded is (US$10.1 billion), the fee rate per (US$1 million trade will be US$7 for the entire amount of US$10.1 billion.

III.	Time of Payment

(a)	Each payment for a particular calendar month shall be due no later than the (20th) day of the subsequent calendar month.

(b)
The Licensee shall calculate the license fee payable to the Licensor for each month based on the Monthly Notional Volume bands for that pay period and shall pay the Licensor accordingly. In no event shall the amount payable by the Licensor be less than the amount recorded by the Licensee as being traded with the Licensed Technology multiplied by the applicable Fees set forth above.

IV.	Record Keeping and Reports

(a)
As a condition of Licensee receiving the grant of a license herein, Licensee agrees to maintain reasonable records relating to all trades conducted through the Licensed Technology and all other uses of the Licensed Technology by the Licensee under this Agreement.  Licensee shall prepare and submit summary quarterly reports to Licensor no later than 20 days following the last business day of each calendar quarter, which reports must specify a complete record of usage of the Licensed Technology by the Licensee and shall accompany the payments made to Licensor.

(b)
Licensee agrees to allow an independent Certified Public Accountant or other Audit Professional, (selected by mutual agreement) to audit and analyze appropriate accounting records to ensure compliance with all terms of this Agreement.  Any such audit shall be permitted by Licensee within 30 days of Licensee’s receipt of a written request of Licensor.

The cost of the audit will be borne by Licensor unless a discrepancy of more than five-percent (5%) is discovered, in which case the cost of the audit shall be borne by Licensee.

V.	Enhancements: Supplemental Payments

I.
During the term of the non-exclusive license agreement, Licensor shall receive from Licensee one third (33%) of the gross amounts earned by the Licensee from third parties applicable to the following areas of the Licensed Technology usage (if any), (“Supplemental Payments”):

(a)	Clearing fees

(b)	Banking Rebates (“give-up fees”)

(c)	Processing of half pips

(d)	Swap rates (swap interest rate differential)

(e)	Currency spreads

Supplemental Payments will be paid by the Licensee to the Licensor within (10) days of receipt of said payments by the Licensee from third parties

II.	Shares

(a)           Simultaneously with the execution hereof, the Licensor shall issue to the Licensee 350,000 shares of its common stock as a bonus.

(b)           Rebate Shares. During the period commencing on the Acceptance Date through the thirty six (36th) month anniversary of this Agreement, the Licensor shall remit to Licensee a series of rebates based upon the amount of Notional Volumes traded on the EPath FX Trading Platform by Licensee. The computation of the rebates received by Licensee shall be expressed as a fixed percentage (15%) of Billable Platform Fees paid by Licensee to Licensor. The rebates shall be payable in shares of Licensor’s Common Stock; priced at $.25 cents per share. The amount of rebates earned by Licensee shall be calculated for each tranche of 30 Billion of Notional Volume traded in the EPath FX Platform by Licensee. The amount of shares earned by Licensee shall terminate at the earlier of, the expiration of the term of this Agreement or the receipt of Six (6,000,000) Million shares of Licensor’s common stock by Licensee.

By way of illustration, if the Licensee trades 30 Billion of Notional Volume on the Platform, with a Billable Platform Fee of $279,000. The rebate to Licensee will be calculated as follows:
Rebate = 15% of $279,000 = $41,850;
Shares of Licensor representing $41,850/$.25 = 167,400 shares of Licensor.

ARTICLE VI
SUB LICENSE AGREEMENT

Licensee agrees it shall not exchange, lease, sublease, distribute, assign, sell or otherwise transfer in any manner any right and/or interest incident to the License Technology to any third party under any circumstances, without the prior written consent of the Licensor.

ARTICLE VII
TECHNICAL SUPPORT SERVICES

(a)                  The Licensor shall provide Technical Support Services relating to the maintenance and support of the Software and the Licensee shall pay the Licensor $2,500 per month for such Technical Support Services.

(b)                  The Licensee may request that the Licensor performs further development and customization work for creating a unique client front end and other enhancements to the Platform Software after the effective date.  In the event the Licensee desires such services, the Licensee must agree in writing to a price and the terms for such services based upon the scope of the work requested by Licensee. Until such an agreement is entered into in writing, the Licensor shall have no obligation to perform such work.

(c)                  The parties agree that (except for the customization work) (above) all future enhancements to the Software, including any new Revisions, Versions, updates to, or any other non-customized development work regarding the Software (which the Licensee may accept or decline) shall be provided to the Licensee during the term of this Agreement at no additional cost.

(d)                  Except for the Charges set forth above, there shall be no additional fees payable by the Licensee to the Licensor for technical support services pursuant to this Agreement, unless the parties agree to the contrary in writing.

(e)                  Licensee and Licensor Responsibilities

i.	The Licensor shall provide customer support to Licensee on terms and conditions set forth herein below.

ii.
The Licensee agrees to notify the Licensor in writing (including by email) or telephone promptly following the discovery of any Error.  Further, upon discovery of such an Error, Licensee agrees, if requested by the Licensor, to submit to the Licensor a list of output and any other data that the Licensor may reasonably require to reproduce the Error (to the extent reasonably available to the Licensee) and the operating conditions under which the Error occurred or was discovered.

iii.
If required by the Licensee, the Licensor product managers and engineers will host free Web-based training seminars covering a variety of topics to facilitate the use of the Software.  These seminars will be broadcast on a periodic basis, provided, however, that the Licensor is under no obligation to provide them on any specific schedule.

iv.
Any software, modules, or other methods of communication developed by the Licensor in performing duties under this Agreement shall be kept secure from access by the unauthorized third parties.  Any failure of such security shall be deemed, notwithstanding anything to the contrary, a failure of the Primary Function of the Software.

(f)           Error Corrections.  During the term of this Agreement, the Licensor shall use commercially reasonable efforts to provide Error Corrections for Errors in the Software reported by Licensee to the Licensor.

(g)           Revisions.  During the term of this Agreement, the Licensor shall make available to Licensee any Revisions of the Software or Documentation at no extra charge, subject to limitations explicitly set forth in this Agreement.  The Licensor will make such available to the Licensee when the Licensor makes such Revisions generally available to its other licensees.

(h)           Limitations.  The Licensor shall have no obligation under this Agreement to make any modifications, Revisions, or Error Corrections, other than those required to conform to the requirements of the Specifications and this Agreement.  Notwithstanding the foregoing, the Licensor shall have no obligation under this Agreement to correct Errors which result from the breach by Licensee of this Agreement, or which cannot be remedied due to any modifications of the Software made by Licensee or any third party without authorization from the Licensor.  If the Licensor agrees to remedy any errors or problems not covered by the terms of this Agreement, Licensee shall pay the Licensor for all such work performed at the Licensor’s then-current standard rates.  Licensee acknowledges that the Licensor is under no obligation to perform services with respect to any hardware or any software which is not the Software.

ARTICLE VIII
CONTACT INFORMATION

Licensor Information:

Account Manager:	Michael C. Caska Telephone: 917-226-9630 Fax: 646-607-9711 E-mail: mcaska@caskaco.com
Billing:	Michael C. Caska Telephone: 917-226-9630 Fax: 646-607-9711 E-mail: mcaska@caskaco.com
Tech Support:	Michael C. Caska Telephone: 917-226-9630 Fax: 646-607-9711 E-mail: mcaska@caskaco.com
Written Notices:	SFG Financial Corporation 575 Madison Avenue, 8th Floor, New York, NY 10022 Att: Michael C. Caska

Licensee Information:

Account Manager:	Name: Fred Miller Telephone 212-605-0200 Fax: 212-605-0222 E-mail:_____________________________
Billing:	Name: Fred Miller Telephone 212-605-0200 Fax: 212-605-0222 E-mail:_____________________________
Written Notices:	551 FX IB Associates LLC 575 Madison Avenue, 8th Floor, New York, NY 10022 Att: Fred Miller

ARTICLE VIX
WARRANTY DISCLAIMER

         THE LICENSED TECHNOLOGY IS PROVIDED ON AN "AS IS" BASIS WITHOUT  WARRANTY OF ANY KIND AND LICENSOR HEREBY DISCLAIMS ALL WARRANTIES CONCERNING THE LICENSED TECHNOLOGY, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR PARTICULAR PURPOSE , COMPLETENESS, USE, ACCURACY AND/OR  TITLE. LICENSOR DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS ERROR-FREE OR THAT IT WILL MEET LICENSEE'S REQUIREMENTS OR THAT THE OPERATION OF THE  LICENSED TECHNOLOGY WILL BE UNINTERRUPTED,TIMELY SECURE OR ERROR-FREE, OR THAT ERRORS IN THE LICENSED TECHNOLOGY OR NONCONFORMITY TO ITS DOCUMENTATION CAN OR WILL BE CORRECTED.

ARTICLE X
CONFIDENTIAL INFORMATION/NON SOLICITATION

(a)           NONDISCLOSURE. The Licensee shall not disclose, publish, or disseminate the Confidential Information to anyone other than the Licensee’s employees with a need to know and who have agreed in writing to be bound by the confidentiality provisions of this Section, or as may be required by legal process. The Licensee agrees to use the same degree of care with respect to the Confidential Information that it takes to hold in confidence its own most valuable proprietary information, but not less than reasonable care, to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential  Information.  The Licensee agrees to accept and use the Confidential Information only for the purpose of carrying out its authorized activities under this Agreement. In the event the Licensee is required to disclose the Confidential Information by an order of a court or governmental agency, then the Licensee shall first give written notice to Licensor to allow Licensor to make a reasonable effort to obtain a protective order or other confidential treatment for the Confidential Information.

(b)           NON SOLICITATION. During the Term of this Agreement and during the three year period after the expiration or termination of this Agreement, the Licensee will not solicit any person employed by Licensor and/or its Affiliates to leave his or her employment with Licensor. For purpose of this Article the term “Solicit” means any affirmative recruitment specifically aimed at one or more individuals identified by name, title or affiliation, but shall not mean generally advertising job openings or any activities that constitute follow-up to individuals who respond to job opening advertisements or who voluntarily initiate employment inquiries.

ARTICLE XI
INJUNCTIVE RELIEF

Licensee acknowledges that (i) any breach of its obligations under this Agreement with respect to the Licensed Technology, the Licensed Know-How Rights, , the disclosure of Confidential Information and/or the  Non Solicitation of Licensor Employees; (ii) any failure by Licensee to use Licensed Technology strictly in accordance with the license rights granted to Licensee under this Agreement and/or (iii) any breach of its obligations under the additional restrictions contained in this Agreement,  will cause Licensor irreparable injury for which there are inadequate remedies at law, and therefore, Licensor will be entitled to equitable relief without the posting of any bond or indemnity (including but not limited to injunctive relief and the remedy of specific performance) in addition to all other rights and remedies provided by this Agreement or available at law.

ARTICLE XII
INDEMNITY

Licensee will be solely responsible for any commercial or legal liability that may arise as a result of Licensee's exercise of any of the license rights granted by Licensor to Licensee under this Agreement, and Licensee shall defend, indemnify, and hold Licensor harmless from and against any and all suits, claims, proceedings, judgments, awards, damages, loss, liability, cost and expenses (including without limitation reasonable attorney's fees and other related costs) that are incurred or suffered by Licensor or any of its affiliates, directors, officers, employees, or agents to the extent they arise or result, directly or indirectly, from (i) Licensee's exercise of any license or other rights granted to Licensee under this Agreement; (ii) the conduct of Licensee's business directly or through any affiliate of Licensee and/or (iii) the breach by the License of any representation, warranty, obligation, restriction, term and/or covenant under this Agreement.

ARTICLE XIII
EXCLUSION OF DAMAGES; LIMITATION OF LIABILITY

(a)           IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, DATA, BUSINESS OR PROFITS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE, OPERATION OR PERFORMANCE OF ANY OF  THE LICENSED TECHNOLOGY, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY OR CONDITION, MISREPRESENTATION OR OTHERWISE, AND WHETHER OR NOT LICENSORHAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY OR USE OF THE LICENSED TECHNOLOGY, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OR OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY OR CONDITION, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT, OR OTHERWISE

UNDER NO CIRCUMSTANCE SHALL LICENSOR BE LIABLE FOR ANY ACTIONS, CLAIMS OR THE LIKE BY LICENSEE OR ANY THIRD PARTY THAT THE USE OF THE LICENSED TECHNOLOGY HAS RESULTED, RESULTS OR MAY RESULT IN ANY INFRINGEMENT, DEPRIVATION OR VIOLATION OF THE INTELLECTUAL PROPERTY, CONSTITUTIONAL, STATUTORY, CONTRACTUAL, COMMON LAW OR OTHER RIGHTS OF ANY PERSON

(b)           IN NO EVENT SHALL LICENSOR'S AGGREGATE CUMULATIVE TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED ONE HALF OF THE AMOUNT PAID BY THE LICENSEE TO Licensor HEREUNDER.

(c)           THIS SECTION IS A MATERIAL INDUCEMENT TO AND CONDITION FOR LICENSOR  ENTERING INTO THIS AGREEMENT.

ARTICLE XIX
INSOLVENCY

Either party shall have the right to terminate this Agreement immediately upon notice to the other party if the other party: (a) becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (b) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

ARTICLE XX
CERTAIN OTHER EVENTS OF TERMINATION

(a)           Upon the occurrence of any Change of Control (as defined below) this Agreement and all Licensee's rights and licenses hereunder shall automatically terminate unless, prior to the occurrence of such Change of Control, Licensor has consented to such Change of Control in a writing executed by an officer of Licensor; provided that Licensor will not unreasonably withhold its consent to the consummation of a Change of Control. For purposes of the preceding sentence, Licensor will be deemed to have reasonably withheld its consent to a Change of Control if  any person or entity who would acquire direct or indirect control (as defined below) of Licensee pursuant to such Change of Control then conducts a business that is directly or indirectly competitive with a business then conducted by Licensor or any of its Affiliates and/or Licensor reasonably believes that Licensor’s interests will be adversely effected by the continuing of this Agreement upon such  a Change in Control. As used herein, the term "CHANGE OF CONTROL" means: (i) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of Licensee's assets; or (ii) a merger or consolidation in which Licensee is not the surviving corporation or in which, if Licensee is the surviving corporation, the shareholders of Licensee immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of Licensee that possess a majority of the voting power of all Licensee's outstanding  stock and other securities and the power to elect a majority of the members of Licensee's board of directors; or (iii) a transaction or series of related transactions (which may include without limitation a tender offer for Licensee's stock or the issuance, sale or exchange of stock of Licensee) if the shareholders of Licensee immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of Licensee that possess a majority of the voting power of all Licensee's outstanding stock and other securities and the power to elect a majority of the members of Licensee's board of directors. As used herein, the term "CONTROL" (including, with correlative meanings, the terms, "CONTROLS" "CONTROLLING", "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") with respect to a designated person means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b)  In the event Licensee winds up, dissolves or otherwise ceases doing business, Licensor shall be entitled to terminate this Agreement immediately upon written notice to Licensee.

ARTICLE XXI
EFFECT OF TERMINATION

Upon termination of this Agreement: for any reason (a) the rights and licenses granted to Licensee pursuant to this Agreement will automatically terminate, and (b) Licensee shall, within five (5) days, ship to Licensor all Licensed Technology, API’s Documentation with respect to the Licensed Technology and other Confidential Information in Licensee’s possession or control, and an officer of Licensee shall certify in writing that Licensee as complied with the provisions of this Section. All of the Licensor’s rights under this Agreement shall survive termination of this Agreement.

ARTICLE XXII
RIGHT OF FIRST REFUSAL

During the term of this Agreement, the Licensor shall have the right (the “Right of First Refusal”), for a period (the "Exercise Period") expiring at 11:59 PM (Eastern Time) on the fifth (5th) business day after the giving of written notice by the Licensee that it has received a bonafide offer from a third party to (ii) purchase all or substantially all of the assets of Licensee; or (ii) to engage in a merger or consolidation in which Licensee is not the surviving corporation or in which, if Licensee is the surviving corporation, the owners of Licensee immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own stock or other securities of Licensee that possess a majority of the voting power of all Licensee's outstanding  stock and other securities and the power to elect a majority of the members of Licensee's board of directors.

In the event the Licensor declines or fails to exercise in full the Right of First Refusal before the expiration of the Exercise Period, the Licensee shall have the right to consummate the transaction with the third party.

ARTICLE XXIII
NON EXCLUSIVE REMEDY

Termination of this Agreement by either party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such party.

 NO DAMAGES FOR TERMINATION. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR THE LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED INCOME, OR DAMAGES RESULTING FROM ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY EITHER PARTY ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

ARTICLE XXIV
GENERAL PROVISIONS

(a)           GOVERNING LAW. The parties agree that it is to their mutual benefit that their respective rights and obligations under this Agreement are guided by, and their disputes hereunder are determined in accordance with, a well developed body of law.  Accordingly, the parties agree that the validity, interpretation and legal effect of this Agreement shall be governed by the internal laws of the State of New York, U.S.A., applicable to contracts entered in and performed entirely within the State of New York, U.S.A. without regard to any conflict of law principles. The parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement must be instituted in the City of New York, State of New York, and the parties  each (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or any court of the State of New York, and (ii) waives any objection to the venue of any such suit, action or proceeding and any claim relating to forum non conveniens.  In any such suit, action, or proceeding, any summons, order to show cause, writ, judgment, decree or other process may be delivered to the parties outside the State of New York or outside the United States and when so delivered, such party shall be subject to the jurisdiction of such court, and amenable to the process so delivered as though the same had been served within the State of New York but outside the county in which such suit, action or proceeding is pending.

           (b)           COMPLIANCE WITH LAWS. Licensee agrees to comply in all material respects with all applicable laws, rules, and regulations in connection with its activities under this Agreement, including without limitation, any applicable export controls imposed by the U.S. Export Administration Act of 1978, as amended (the "ACT") and the regulations promulgated under the Act.

           (c)           ASSIGNMENT. Licensee may not assign this Agreement or assign, sublicense and/or transfer in any manner its license rights hereunder in whole or in part without Licensor's prior written consent. Any attempt to assign this Agreement or assign, sublicense and/or transfer in any manner  Licensee's license rights hereunder without such consent will be void and of no effect. For purposes of this Agreement, any Change of Control (as defined in Section 13.4(a)) shall be governed by the provisions of the section entitled Change Of Control and not the provisions of this Section Subject to the terms of this Section, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

           (d)           ATTORNEYS' FEES. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees following a final judgment.

           (e)           SEVERABILITY. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, then that provision of the Agreement will not be voided, but rather will be enforced to the maximum extent legally permissible and the other provisions of this Agreement will remain in full force and effect.

(f)           INDEPENDENT CONTRACTOR. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

(g)           NOTICES. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will  be deemed given upon receipt. All communications to a party will be sent to the address of the party set forth in the preamble above or to such other address as may be specified by such party to the other in accordance with the Section called Contact Information. Either party may change its address for notices under this Agreement by giving written notice to the other party by the means specified in this Section.

(h)           COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

(e)           ENTIRE AGREEMENT. This Agreement, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings (both written and oral) regarding such subject matter.

(h)           MODIFICATION. No modification to this Agreement, nor any waiver of any rights, shall be effective unless consented to in writing and the waiver of any breach or default shall not constitute a waiver of any other right or of any subsequent breach or default.

(i)           FORCE MAJEURE. Except for the obligations to make payments hereunder, each Party shall be relieved of the obligations hereunder to the extent that performance is delayed or prevented by any cause beyond its reasonable control, including without limitation, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes or any acts or orders of any governmental authority.

(j)           CONSTRUCTION. The parties agree that no ambiguity (if any) found in this Agreement shall be resolved against any party by virtue of its participation in the drafting of this Agreement.

(k)          REPRESENTATION BY COUNSEL. Each party acknowledges that it has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, that any such respective attorneys were of its own choosing, that each authorized representative has read this Agreement and that it understands its meaning and legal consequences to each party. Each Party warrants and represents that it has consulted with its attorney of choice, or voluntarily chose not to do so, concerning the execution, the meaning and the import of this Agreement, and has read this Agreement and fully understands the terms hereof as signified by its signature below, and is executing the same of its own free will for the purposes and consideration herein expressed. Each Party warrants and represents that it has had sufficient time to consider whether to enter into this Agreement and that it is relying solely on its own judgment and the advice of its own counsel, if any, in deciding to execute this Agreement. Each Party warrants and represents that it has read this Agreement in its entirety and has consulted with its attorney, if any concerning the execution of this Agreement. If any or all Parties have chosen not to seek counsel, said party or parties hereby acknowledge that it or they refrained from seeking counsel entirely of its or their own volition and with full knowledge of the consequences of such a decision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

SFG FINANCIAL CORP.	551 FX IB ASSOCIATES LLC

By: /s/ Michael C. Caska	By: /s/ Fred Miller

Name: Michael C. Caska	Fred Miller

Title: Chief Executive Officer	Title: Member Manager